UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2015

PIONEER ENERGY SERVICES CORP.
(Exact name of registrant as specified in its charter)

Texas	1-8182	74-2088619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 NE Loop 410, Suite 1000 San Antonio, Texas	78209
(Address of principal executive offices)	(ZIP Code)

Registrant's telephone number, including area code: (855) 884-0575

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On December 23, 2015, Pioneer Energy Services Corp. (“Pioneer”) entered into a Fourth Amendment (the “Fourth Amendment”) to that certain Amended and Restated Credit Agreement, dated as of June 30, 2011, as amended by the First Amendment thereto dated as of March 3, 2014, the Second Amendment thereto dated as of September 22, 2014, and the Third Amendment thereto dated as of September 15, 2015 (as so amended, the “Credit Agreement”) among Pioneer, the lenders party thereto, and Wells Fargo Bank, N.A., as administrative agent (the “Administrative Agent”).
The purpose of the Fourth Amendment was to, among other things, (a) decrease the aggregate amount of commitments under the Credit Agreement from $300 million to $200 million, (b) shorten the maturity date of the Credit Agreement from September 22, 2019 to March 31, 2019, (c) amend the pricing terms for borrowings and amend the commitment fee, as set forth below, (d) delete the total leverage ratio and asset coverage ratio tests and to modify the remaining financial covenants applicable to Pioneer at the end of forthcoming fiscal quarters, as set forth below, (e) require that if on the last business day of each forthcoming calendar month, Pioneer’s aggregate amount of cash exceeds $25,000,000, it shall, by the amount of such excess, pay down the outstanding principal amount of the loans, (f) permit credit extensions based on availability under a borrowing base comprised of certain eligible cash, certain eligible receivables, certain eligible inventory, and certain eligible equipment of Pioneer and certain subsidiaries, (g) restrict Pioneer’s ability to incur capital expenditures in excess of $50,000,000 per year, provided that up to 50% of any such amount that is not expended in the fiscal year for which it is permitted may be carried over for expenditure in the succeeding fiscal year only; and (h) modify certain other covenants.
The permissible senior leverage ratios at the end of forthcoming fiscal quarters, which have been revised in connection with the Fourth Amendment, are as follows: any fiscal quarter ending (i) on December 31, 2015 to be greater than 2.50 to 1.00, (ii) on March 31, 2016 to be greater than 3.00 to 1.00, (iii) on June 30, 2016 to be greater than 3.50 to 1.00, (iv) on September 30, 2016 to be greater than 4.25 to 1.00, (v) on December 31, 2016 and through and including June 30, 2017 to be greater than 4.75 to 1.00, (vi) on September 30, 2017 to be greater than 4.25 to 1.00, (vii) on December 31, 2017 and through and including March 31, 2018 to be greater than 3.50 to 1.00, (viii) on June 30, 2018 to be greater than 3.25 to 1.00, and (ix) at any time thereafter to be greater than 2.50 to 1.00.
The permissible interest coverage ratios at the end of forthcoming fiscal quarters, which have been revised in connection with the Fourth Amendment, are as follows: any fiscal quarter ending (i) on December 31, 2015 through and including June 30, 2016 to be less than 1.50 to 1.00, (ii) on September 30, 2016 through and including September 30, 2017 to be less than 1.25 to 1.00, and (iii) at any time thereafter to be less than 1.50 to 1.00.
Borrowings under the Credit Agreement bear interest, at Pioneer’s option, at the base rate or Eurodollar rate plus, in each case, an applicable per annum margin. Under the Fourth Amendment, the per annum applicable margin for Eurodollar rate borrowings and letters of credit is 4.75%, the per annum applicable margin for base rate borrowings is 3.75%, and Pioneer’s commitment fee due quarterly under the Credit Agreement is 0.625%.
The foregoing description of the Fourth Amendment in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Fourth Amendment, a copy of which is filed as Exhibit 4.1 hereto and incorporated herein by reference.

Item 7.01. Other Events

Pioneer issued a press release announcing the closing of the Fourth Amendment, as described above, on December 23, 2015. Included in that press release was certain information regarding, among other things, the recent sale of certain assets. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit Number	Exhibit Description

4.1
Fourth Amendment, dated as of December 23, 2015, by and among Pioneer Energy Services Corp., a Texas corporation, the lenders party thereto, and Wells Fargo Bank, N.A., as administrative agent for the lenders.

99.1	Press Release dated December 23, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER ENERGY SERVICES CORP.

/s/ Lorne E. Phillips
Lorne E. Phillips
Executive Vice President and Chief Financial Officer

Date: December 23, 2015

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

4.1
Fourth Amendment, dated as of December 23, 2015, by and among Pioneer Energy Services Corp., a Texas corporation, the lenders party thereto, and Wells Fargo Bank, N.A., as administrative agent for the lenders.

99.1	Press Release dated December 23, 2015.